Exhibit 3.1

MDU Resources Group, Inc. Bylaw Section 2.06

2.06 Quorum; Adjournment; and Organization.

(a) Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as provided herein and except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the ~~stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time~~meeting may be adjourned from time to time in accordance with paragraph (b) of this Section 2.06 until a quorum shall be so present or represented. For purposes of the foregoing, where a separate vote by a class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes entitled to vote, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter, except as provided herein and except as otherwise provided by statute or by the Certificate of Incorporation. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting.

(b) Adjournment. Any meeting of stockholders, annual or special, whether or not a quorum is present, may be adjourned for any reason from time to time by either (i) the chairman of the meeting or (ii) the stockholders by the vote of the holders of a majority of the stock entitled to vote, present in person or represented by proxy, without notice of the adjourned meeting, if the time~~,~~ and place~~,~~ thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At such adjourned meeting ~~at which a quorum shall be present or represented~~, any business may be transacted which might have been transacted at the original meeting ~~as originally notified~~. If the adjournment is for more than thirty days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(c) Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board by the Chief Executive Officer, or in the absence of the Chief Executive Officer by a person designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgment of the chairman of the meeting, are necessary or desirable for the proper conduct of the meeting and are not inconsistent with any rules or regulations adopted by the Board of Directors, including the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item upon which a vote is to be taken. Rules, regulations or procedures established by the chairman of the meeting need not be in writing.